State of Delaware
               Office of the Secretary of State
                ----------------------------

     I, EDWARD J. FREEL, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF LIMITED LIABILITY COMPANY OF "STEIN ROE FLOATING RATE LIMITED LIABILITY COMPANY", FILED IN THIS OFFICE ON THE FOURTEENTH DAY OF AUGUST, A. D., 1998, AT 1 O'CLOCK P.M.


[SEAL OF THE STATE OF DELAWARE]

                         EDWARD J. FREEL
                         Edward J. Freel, Secretary of State

2933614 8100             AUTHENTICATION:  9254154
981319826                          DATE:  08-14-98

                  CERTIFICATE OF FORMATION
                             OF
      STEIN ROE FLOATING RATE LIMITED LIABILITY COMPANY


     This Certificate of Formation of SteinRoe Floating Rate Limited Liability Company (the "Fund"), dated as of August 14, 1998, is being duly executed and filed by Kathleen M. Moynihan, an authorized person, to form a limited liability company under the Delaware Limited Liability Company Act (6 Del.C. Section 18-101, et. seq.) (the "Delaware Act").

     FIRST. The name of the limited liability company formed hereby is Stein Roe Floating Rate Limited Liability Company.

     SECOND. The address of the registered office of the Fund in the State of Delaware is The Corporation Trust Company, 1209
Orange Street, Wilmington, Delaware 19801, County of New Castle.

     THIRD. The name and address of the registered agent for service of process on the Fund in the State of Delaware is The
Corporation Trust Company, 1209 Orange Street, Wilmington,
Delaware 19801, County of New Castle.

     FOURTH. The Fund shall consist of Shares, which shall be divided into one or more separate and distinct Series established by a resolution of the Managers, as such terms is defined in Section 18-101(10) of the Delaware Act. The Managers shall have full power and authority, in their sole discretion and without obtaining Shareholder approval, to establish and to change in any manner Shares of any Series with such preferences, terms of conversion, voting powers, rights and privileges as the Managers may determine (but the Managers may not change outstanding Shares in a manner materially adverse to the Shareholders of such Series); to divide or combine the Shares of any Series into a greater or lesser number; to classify or reclassify any unissued Shares or any Series into one or more Series of Shares; to abolish any one or more Series of Shares; to issue Shares to acquire other assets (including assets subject to, and in connection with, the assumption of liabilities) and businesses; and to take such other action with respect to the Shares or Series of Shares as the Managers may deem desirable.

     FIFTH. All consideration received by the Fund for the issue and sale of Shares of a particular Series, together with all assets in which such consideration is invested or reinvested, all income, earnings, profits, and proceeds thereof (including any proceeds derived from the sale, exchange or liquidation of such assets, and any funds or payments derived from any reinvestment of such proceeds in whatever form the same may be), shall be held and accounted for separately from the assets of every other Series and are referred to as "assets belonging to" that Series. The assets belonging to a Series shall belong only to that Series for all purposes, and no other Series, subject only to the rights of creditors of that Series. Any assets, income, earnings, profits, and proceeds thereof, funds or payments which are not readily identifiable as belonging to any particular Series shall be allocated by the Managers among one or more Series as the Managers deem fair and equitable. Each such allocation shall be conclusive and biding upon the Shareholders of all Series for all purposes. The assets belonging to a Series shall be charged with the liabilities of that Series and all expenses, costs, charges and reserves attributable to that Series. Any general liabilities, expenses, costs, charges or reserves of the Fund which are not readily identifiable as belonging to any particular Series shall be allocated by the Managers among any one or more Series as the Managers deem fair and equitable. Each such allocation shall be conclusive and binding upon the Shareholders of all Series for all purposes.

     Without limiting the foregoing, but subject to the right of the Managers to allocate general Fund liabilities, expenses, costs, charges or reserves as herein provided, the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to a particular Series shall be enforceable against the assets of such Series only, and not against the assets of any other Series. Pursuant to Section 18-215 of the Delaware Act, notice is hereby given that any person extending credit to, contracting with, or having any claim against any Series may look only to the assets of that Series to satisfy or enforce any debt with respect to that Series. No Shareholder or former Shareholder of any Series shall have a claim on or any right to any assets allocated or belonging to any other Series.

     IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation as of the date first above written.

                               KATHLEEN M. MOYNIHAN
                               Kathleen M. Moynihan
                               Authorized Person